Exhibit 21.1

Ultra Clean Holdings, Inc.

List of Subsidiaries

Ultra Clean Technology Systems and Service, Inc. (a California corporation)

Ultra Clean International Holding Company (a Cayman Islands corporation)

Ultra Clean Micro-Electronics Equipment (Shanghai) Co., Ltd. (a Chinese corporation)

FarEast International Holdings Ltd (a Hong Kong corporation)

Ultra Clean Asia Pacific, Pte Ltd (a Singapore corporation)

American Integration Technologies LLC (a Delaware limited liability company)

Integrated Flow Systems, LLC (a California limited liability company)

UCT Additive Manufacturing Center Pte Ltd (a Singapore corporation)

Marchi Thermal Systems, Inc. (a Delaware corporation)

MICONEX s.r.o. (Miconex) (a Czech Republic company)